SIERRA PACIFIC RESOURCES
Offer to Pay a Cash Premium Upon Conversion of
Any and All of its $300,000,000 Principal Amount Outstanding of
7 1/4% Convertible Notes due 2010 to Shares of Common Stock
CUSIP Nos. 826428AF1 and 826428AE4
Dated August 24, 2005
This Offer will expire at 5:00 PM, New York City time, on Wednesday, August 31, 2005, unless extended or earlier terminated (such date, as the same may be extended or earlier terminated, the “Expiration Date”). Holders of Notes (as defined below) must surrender their Notes for conversion on or prior to the Expiration Date to receive the Conversion Consideration (as defined below).
August 24, 2005
To Our Clients:
      Enclosed for your consideration is a Conversion Offer Prospectus, dated August 24, 2005 (the “Conversion Offer Prospectus”), and a Letter of Transmittal (the “Letter of Transmittal” and, together with the Conversion Offer Prospectus, the “Offer”) relating to the offer by Sierra Pacific Resources, a Nevada corporation (the “Company”), to pay a cash premium upon the conversion of any and all of its $300,000,000 principal amount outstanding 7 1/4% Convertible Notes due 2010 (the “Notes”) to shares of Common Stock. Capitalized terms used but not defined herein shall have the meanings given to them in the Conversion Offer Prospectus.
      The consideration offered for Notes converted pursuant to the Offer shall be an amount, payable in cash, equal to $180 per $1,000 principal amount of Notes validly surrendered for conversion, plus an amount equivalent to the interest accrued thereon from and after the last interest payment date prior to the Expiration Date, which interest payment date will be August 14, 2005, up to, but not including the Settlement Date (the “Conversion Consideration”). Although under the terms of the Notes, the Company is not obligated to pay interest for a partial interest period on Notes converted during that period, the Conversion Consideration includes an amount that is equivalent to the amount of interest that would have accrued and become payable after the last interest payment date prior to the Expiration Date, which interest payment date is August 14, 2005, up to the Expiration Date had the Notes provided for payments of such amounts as interest. Holders that validly surrender their Notes for conversion will receive the Conversion Consideration in addition to the shares of Common Stock issuable upon conversion pursuant to the conversion terms of the Notes. Each $1,000 principal amount of the Notes is convertible into 219.1637 shares of Common Stock, which is equivalent to a conversion price of $4.5628 per share. The Company is not required to issue fractional shares of Common Stock upon conversion of the Notes. Instead, the Company will pay a cash adjustment based upon the market price of the Common Stock on the last business day before the date of the conversion. The “Settlement Date” in respect of any Notes that are validly surrendered for conversion is expected to be promptly following the Expiration Date. Holders surrendering their Notes for conversion after 5:00 pm, New York City time, on the Expiration Date will not be eligible to receive the Conversion Consideration.
      The materials relating to the Offer are being forwarded to you as the beneficial owner of Notes carried by us for your account or benefit but not registered in your name. Any surrender of Notes for conversion may only be made by us as the registered Holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered Holder promptly if they wish to surrender Notes for conversion pursuant to the Offer.
      Accordingly, we request instructions as to whether you wish us to surrender your Notes for conversion with respect to any or all of the Notes held by us for your account. Please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize us to surrender your Notes for conversion, all such Notes will be surrendered, unless otherwise specified below. We urge you to read carefully the Conversion Offer Prospectus and the

Letter of Transmittal and the other materials provided herewith before instructing us to surrender your Notes for conversion.
      Your instructions to us should be forwarded to us sufficiently in advance of the Expiration Date to permit us to surrender your Notes on your behalf and to ensure receipt by the Conversion Agent of the Letter of Transmittal and other required documents by the Expiration Date. The Offer will expire at 5:00 p.m., New York City time, on Wednesday, August 31, 2005, unless extended or earlier terminated. Holders must surrender their Notes for conversion prior to 5:00 p.m., New York City time, on the Expiration Date to receive the Conversion Consideration.
      Notes surrendered for conversion may be validly withdrawn at any time up until 5:00 p.m., New York City time, on the Expiration Date. In addition, Notes surrendered for conversion may be validly withdrawn if the Offer is terminated without payment of any Conversion Consideration thereunder. Notes surrendered for conversion may be withdrawn if they have not been accepted for conversion after the 40th business day from the commencement of the Offer. In the event of a termination of the Offer, the Notes surrendered for conversion pursuant to the Offer will be promptly returned to the surrendering Holders.
      Your attention is directed to the following:

1. If you desire to surrender Notes for conversion pursuant to the Offer and to receive the Conversion Consideration, we must receive your instructions in ample time to permit us to surrender your Notes for conversion on your behalf on or prior to 5:00 p.m., New York City time, on the Expiration Date.

2. Notwithstanding any other provision of the Offer, the Company’s obligation to accept Notes surrendered for conversion, and to pay the related Conversion Consideration is subject to, and conditioned upon, the satisfaction of or, where applicable, the Company’s waiver of the conditions to the Offer, as set forth in the Conversion Offer Prospectus under the heading “Terms of the Offer — Conditions to the Offer.”

The Company reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer at any time as set forth in the Conversion Offer Prospectus under the caption “Terms of the Offer — Conditions to the Offer.”

3. Any transfer taxes incident to the transfer of Notes from the surrendering Holder to the Company will be paid by the Company, except as provided in the Conversion Offer Prospectus and Letter of Transmittal. If you wish to have us surrender for conversion any or all of your Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to surrender for conversion Notes held by us and registered in our name for your account.
IMPORTANT
      The Letter of Transmittal (or a facsimile thereof), together with any Notes surrendered for conversion and all other required documents must be received by the Conversion Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date in order for Holders to receive the Conversion Consideration.

INSTRUCTIONS
      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer of the Company with respect to its Notes.*
This will instruct you to surrender for conversion the principal amount of Notes indicated below held by you for the account or benefit of the undersigned (check box if applicable) pursuant to the terms of and conditions set forth in the Conversion Offer Prospectus, dated August 24, 2005, and the Letter of Transmittal.**

Aggregate Principal Amount of 7 1/4% Convertible Notes due 2010 beneficially owned which are being surrendered for conversion:

* If no aggregate principal amount is provided above with respect to the Notes and this Instruction Form is signed in the space provided below, we are authorized to surrender for conversion with respect to the entire aggregate principal amount of such Notes in which we hold an interest through DTC for your account.

** If neither box is checked, but the undersigned has completed the section below, we are authorized to surrender for conversion with respect to the aggregate principal amount of such Notes in which we hold an interest through DTC for your account.

PLEASE SIGN HERE
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